ESCROW AGREEMENT

Date:  ____________

Obligor:

Slopestyle Corporation

111 Hughes Court

Wylie, Texas 75225

Escrow Agent:

Wachovia Bank

2970 Horizon Road TX5420

Rockwall, Texas 75032

WHEREAS, Obligor desires to sell its common stock in a public sale; and

WHEREAS, Obligor has filed its Form SB-1 with the Securities and Exchange Commission providing for a Minimum Public Offering sale of 150,000 shares of common stock at $0.50 per share as a condition of sale of its common stock to the public; and

WHEREAS, Obligor has agreed to escrow its shares in accordance with the provisions of SEC Rule 15c2 pending Minimum Public Sales of $75,000; and

WHEREAS, Escrow Agent is willing to retain the funds until released under terms of this Agreement; and

WHEREAS, Escrow Agent understands the obligation to hold the funds received until the Minimum Public Offering has been funded, or until the funds are to be returned to the Subscribing Shareholders.

NOW THEREFORE, Obligor hereby agree to deliver, or cause delivery, to Escrow Agent of all proceeds of sale of the common stock of Slopestyle Corporation, and Escrow Agent agrees to receive all said funds, to be held in a Separate Bank Account and disbursed by Escrow Agent in accordance with the requirements of this agreement:

(1)

DEFINITIONS:

Corporation:  Slopestyle Corporation

Final Offering Date:  February 10, 2007

Maximum Public Offering:  1,000,000 shares of common stock

Minimum Public Offering:  150,000 shares of common stock

Minimum Total Public Offering:  $75,000

Maximum Total Public Offering:  $500,000

Minimum Offering Expenses:  $16,564

Maximum Offering Expenses:  $33,564

Officer and Director of Corporation:  Reed T. Buley, President

Public Offering Price per Share of Common Stock:  USD$0.50

Special Escrow Account:  Separate bank account denominated for receipt of funds resulting from the sale of Slopestyle Corporation common stock.

Subscriber:  Qualified persons who tender payment for publicly offered stock in Corporation

.

(2)

PROPERTY TO BE ESCROWED:  All proceeds of sale of shares of common stock until the Minimum Public Offering shall have been committed to and paid in full.

(3)

INVESTMENT:  The Escrowed Property shall be held in a non-interest bearing escrow account by Escrow Agent.

(4)

PURPOSE: The Escrowed Property shall be retained intact to assure the Securities and Exchange Commission and the Subscribers of Corporation common stock that at least the Minimum Total Public Offering of shares shall have been subscribed and the subscriptions funded into the Special Escrow Account.

(5)

RELEASE/DISBURSEMENT: The Escrowed Property shall be disbursed as follows:

A.

In the event that the proceeds of sale of 150,000 shares, the Minimum Total Public Offering, or more, shall have been received into the Special Escrow Account on or before the Final Offering Date, Escrow Agent shall, upon notice to Corporation, disburse all proceeds of sale of stock to Corporation’s approved bank account, or

B.

In the event that the proceeds of sale are less than 150,000 shares at $0.50 per share paid in to the Special Escrow Account by close of business on the Final Offering Date, then Escrow Agent shall notify the Corporation in writing and return the funds tendered by each Subscriber to the Subscriber by check drawn on the Special Escrow Account.

(6)

ESCROW AGENT RESPONSIBILITY:  Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument under which moneys are deposited with him hereunder, or with respect to the form or execution of the same, nor is Escrow Agent liable for or responsible for the performance of any other party specified in this escrow, other than the contingencies agreed to by Escrow Agent in this Escrow Agreement.

(7)

ESCROW AGENT ACTION:  Escrow Agent shall not be required to take any other action other than the notice and return of funds or notice and forwarding of funds set forth in this Agreement, and no modification of his responsiblities as set forth in this Agrement shall be effective unless and until consented to in writing by Escrow Agent.

(8)

CONSULTATION WITH COUNSEL:

Escrow Agent may consult with legal counsel in the event of any dispute of questions as to the construction of the foregoing instructions, or Escrow Agent's duties hereunder, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

(9)

ADDITIONAL ESCROW SERVICES:  In the event that Escrow Agent performs any service not specifically provided hereinabove, that there is any assignment or attachment of any interest in the subject matter of this escrow or any modification thereof, or that any controversy, oral or written, arises with respect to any matter related to the subject of this escrow, or that Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or the subject matter thereof, Escrow Agent shall be reasonably compensated therefore for time expended, and reimbursed for all costs and expenses occasioned thereby, and the parties hereto agree jointly and severally to pay the same, and to indemnify Escrow Agent against any loss, liability or expense incurred in any act or thing done by Escrow Agent hereunder, it being understood and agreed that Escrow Agent may interplead the subject matter of this escrow into any court of competent jurisdiction, and the act of such interpleader shall immediately relieve Escrow Agent of its duties, liabilities and responsibilities hereunder.

Dated:  _____________________

Obligor:

Slopestyle Corporation

_______________________

By:  Reed Buley

Its:  President

Escrow Agent:

_____________________________________

Wachovia Bank

By: Todd Wharton

Its: Financial Specialist